UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]    Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

PHOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 3, 2009
___________________________________________________________

TO THE SHAREHOLDERS OF PHOTRONICS, INC.

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804 on April 3, 2009, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

1)	To elect 6 members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 1, 2009; and

3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 12, 2009, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
Associate General Counsel and Assistant Secretary

February 26, 2009

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
_____________________________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on April 3, 2009

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (the “Company”), to be voted at the Annual Meeting of Shareholders to be held on April 3, 2009, at 9:00 a.m. Eastern Time at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, Connecticut 06804, or any adjournments or postponements thereof (the “Annual Meeting”). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about February 26, 2009.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock (“Common Stock”) represented by such proxies “FOR” Proposals 1 and 2 and in accordance with their best judgment on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the notice.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Assistant Secretary of the Company of written notice of such revocation; (b) receipt by the Assistant Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Assistant Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 12, 2009, are entitled to notice of and to vote at the Annual Meeting. As of February 12, 2009, there were 42,078,718 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Meeting require the following votes to be approved: (1) Proposal 1 (Election of Directors) - - a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect 6 members of the Board of Directors; and (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending November 1, 2009) - - a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 12, 2009 by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each currently employed executive officer named in the summary compensation table set forth below; and (iv) all directors and currently employed executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class
Walter M. Fiederowicz	74,500	(3)	*
Joseph A. Fiorita, Jr.	115,900	(3)(4)	*
Soo Hong Jeong	320,402	(3)	*
Constantine S. Macricostas	2,706,364	(3)(5)	6.43%
George Macricostas	68,780	(3)	*
Willem D. Maris	93,000	(3)	*
Christopher J. Progler	133,918	(3)	*
Sean T. Smith	241,101	(3)	*
Mitchell G. Tyson	63,000	(3)	*
Barclays Global Investors, NA	2,100,357	(6)	4.99%
400 Howard Street
San Francisco, CA 94105
Dimensional Fund Advisors, LP	3,180,846	(7)	7.56%
Palisades West, Building One, 6300
Bee Cave Road
Austin, Texas 78746
FMR, LLC	3,206,943	(8)	7.62%
82 Devonshire Street
Boston, MA 02109
Joseph L. Harrosh	4,000,655	(9)	9.521%
P.O. Box 6009
Fremont, CA 94538
Fisher Investments	2,001,825	(10)	4.76%
13100 Skyline Blvd.
Woodside, CA 94062-4527
Letko, Brosseau & Assn. Inc.	4,670,940	(11)	11.10%
1800 McGill College Avenue
Suite 2510
Montreal, QC
H3A3J6
Canada
Macricostas Partners, L.P.	2,280,000		5.47%
1122 BelAir
Allen, Texas 75013
Directors and Executive Officers	3,816,965	(12)	9.07%
as a group (10 persons)
* Less than 1%

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

(3)	Includes shares of Common Stock subject to stock options exercisable as of February 12, 2009, (or within 60 days thereof), as follows: Mr. Fiederowicz: 45,000; Mr. Fiorita: 45,000; Dr. Jeong: 195,002; Mr. Constantine Macricostas: 188,000; Mr. George Macricostas: 33,750; Mr. Maris: 45,000; Dr. Progler: 93,618; Mr. Smith: 177,950; and Mr. Tyson: 25,000.

(4)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.

(5)	Includes 34,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership. Also includes 2,280,000 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and 50,618 shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President, a director and a significant shareholder.

(6)	According to Schedule 13(g) filed February 6, 2009, Barclay’s Global Investors, N.A. has sole dispositive power over 1,035,523 shares of Common Stock as of December 31, 2008 and Barclays Global Fund Advisors has sole dispositive power over 1,064,834 shares of Common Stock as of December 31, 2008.

(7)	According to Schedule 13(g) filed February 9, 2009, Dimensional Fund Advisors LP has sole dispositive power over 3,180,846 shares of Common Stock as of December 31, 2008.

(8)	According to Schedule 13(g)(a) filed on February 17.2009 , FMR, LLC has sole dispositive power over 3,206,943 shares of Common Stock as of December 31, 2008.

(9)	According to Schedule 13(g) filed January 7, 2009, Joseph L. Harrosh has sole dispositive power over 4,000,655 shares of Common Stock as of December 31, 2008.

(10)	According to Schedule 13(g) filed October 16, 2008, Fisher Investments has sole dispositive power over 2,001,825 shares of Common Stock as of December 31, 2008.

(11)	According to Schedule 13(g) filed February 12, 2009, Letko, Brosseau & Assn., Inc. has sole dispositive power over, 4,670,940 shares of Common Stock as of December 31, 2008.

(12)	Includes the shares listed in notes (3), (4) and (5) above.

PROPOSAL 1
ELECTION OF DIRECTORS

A board of 6 directors is to be elected at the Annual Meeting to serve until the 2010 Annual Meeting of Shareholders and until their successors are elected and qualified. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends that you vote “FOR” the election of each of the following nominees:

Nominees:

Name and (Age)	Director Since	Position with the Company
Walter M. Fiederowicz	1984	Director
(62 years)

Joseph A. Fiorita, Jr.	1987	Director
(64 years)

Constantine S. Macricostas	1974	Chairman of the Board and
(73 years)		Interim Chief Executive Officer

George Macricostas	2002	Director
(39 years)

Willem D. Maris	2000	Director
(69 years)

Mitchell G. Tyson	2004	Director
(54 years)

Messrs. Fiederowicz, Fiorita, Maris and Tyson qualify as independent under applicable Nasdaq National Market (“NASDAQ”) rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. He currently is Chairman of the Board of Omega Insurance Holdings Limited, the holding company of the Lloyd’s insurance underwriter (“Omega”). Mr. Fiederowicz is also Chairman of the Audit Committee of Omega. Mr. Fiederowicz serves as Chairman of the Board of Meacock Capital, plc. a provider of capital to the Lloyd’s market, and as a member of the Board of Directors of Quadlogic Controls Corporation, a provider of smart utility meters. Mr. Fiederowicz is Chairman of the Compensation Committee, Vice Chairman of the Audit Committee and a member of the Executive Committee of the Company.

Joseph A. Fiorita, Jr., CPA, has been a partner since 1973 at Fiorita, Kornhaas & Company, P.C., an independent certified public accounting firm located in Danbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee, Vice Chairman of the Compensation Committee, a member of the Nominating Committee of the Company and a member of the Executive Committee. Mr. Fiorita qualifies as an audit committee financial expert under applicable Securities and Exchange Commission (“SEC”) audit committee rules.

Constantine S. Macricostas is Chairman of the Board and as of July 20, 2008, Mr. Macricostas assumed the added responsibility of Interim Chief Executive Officer. From February 23, 2004 to June 7, 2005, Mr. Macricostas also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is Chairman of the Executive Committee of the Company. Mr. Macricostas is a founder, Chairman of the Board and a director of RagingWire Enterprise Solutions, Inc., a company that provides secure managed information technology services and data center infrastructure to data intensive enterprise companies. Constantine S. Macricostas is the father of George Macricostas.

George Macricostas is the Chief Executive Officer, Vice Chairman of the Board and founder of RagingWire Enterprise Solutions, Inc. From November 2005 to January 2007, Mr. Macricostas was Executive Vice Chairman of RagingWire Enterprise Solutions, Inc. From May 2000 through November 2005, Mr. Macricostas was Chief Executive Officer of RagingWire Enterprise Solutions, Inc. From February 1996 until April 2000, Mr. Macricostas was a senior vice president of the Company, where he was responsible for all aspects of the Company’s global information technology infrastructure.

Willem D. Maris served as the President and Chief Executive Officer of ASM Lithography Holding N.V. (“ASML”) from June 1990 until his retirement in January 2000. Headquartered in the Netherlands, ASML develops and manufactures, markets and services advanced lithography projection systems for the fabrication of integrated circuits. He is a director of FSI International Inc. and Chairman of the Supervisory Board of BE Semiconductor Industries N.V. Mr. Maris is a member of the Nominating Committee of the Company.

Mitchell G. Tyson is the Chief Executive Officer and a Director of Advanced Electron Beams since October 2005. Advanced Electron Beams’ compact electron beam emitters replace thermal and chemical processes for cleaner, more efficient, lower cost manufacturing. Prior to joining Advanced Electron Beams, Mr. Tyson was a corporate consultant and lecturer, serving on multiple industry, government and corporate boards of directors and advising startup organizations and venture capital firms. Previously, Mr. Tyson served as the CEO of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services for the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as a Director of Product Management and served as science advisor and legislative assistant for U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is currently a member of the Board for Amberwave Systems, the leading supplier of strained silicon technology. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met 12 times during the 2008 fiscal year. During fiscal 2008, each director attended at least 92% of the total number of meetings of the Board of Directors and of all committees of the Board on which such director served.

The Company’s Board of Directors has Audit, Executive, Compensation, and Nominating Committees. Membership of the Audit, Compensation and Nominating Committees is comprised of independent, non-employee directors.

The Audit Committee’s functions include the appointment of the Company’s independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. Messrs. Fiederowicz, Fiorita and Tyson are members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. Mr. Fiorita qualifies as an audit committee financial expert under applicable SEC audit committee rules. The Audit Committee held 9 meetings during the 2008 fiscal year.

The Compensation Committee’s functions include establishing compensation policies and programs for the executive officers of the Company and administration of the Company’s stock plans. Messrs. Fiederowicz and Fiorita are members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 9 meetings during the 2008 fiscal year.

The Executive Committee, with certain exceptions, may exercise all of the authority of the Board between regular meetings of the entire Board. Messrs. Fiederowicz, Fiorita and Constantine Macricostas are members of the Executive Committee. The Executive Committee held 4 meetings during the 2008 fiscal year.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Messrs. Fiorita, Maris and Tyson are members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 1 meeting during the 2008 fiscal year.

The Audit Committee Charter, the Compensation Committee Charter and the Nominating Committee Charter are posted on the Company’s website at www.photronics.com.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, possession of the qualities or skills necessary and the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for photomasks and flat panel displays. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Assistant Secretary. The Committee does not intend to alter the manner in which it evaluates candidates, whether the candidate was recommended by a shareholder or not.

The Nominating Committee did not receive any recommendations for nomination for Director from a shareholder or group who, individually or in the aggregate, beneficially owned greater than 5 percent of the Company’s voting Common Stock for at least one year.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Assistant Secretary. All communications will be compiled by the Assistant Secretary and submitted to the Board, or the individual Directors, on a periodic basis.

It is the Company’s policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance has been excused by the Board. All of the nominees who were Directors during the last fiscal year and who are standing for election at the 2009 Annual Meeting of Shareholders attended the 2008 Annual Meeting of Shareholders with the exception of Willem Maris who was excused.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meets the independence requirements of the applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee Charter can be found on the Company’s website at www.photronics.com. The Audit Committee also undertakes a written performance evaluation of the Committee on an annual basis.

The Audit Committee held 9 meetings during the 2008 fiscal year. For the fiscal year ended November 2, 2008, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU380 – which superseded SAS no. 61) and received the written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed and discussed with management and the independent auditors, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s opinion regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Audit Committee discussed with the independent auditors the independence of the independent auditors. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP (“D&T”) to the Company is compatible with maintaining the independence of D&T and concluded that the independence of D&T is not compromised by the provision of such services. The Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Committee pre-approves all audit and non-audit services provided to the Company by D&T. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2008 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

In 2003, the Audit Committee adopted a complaint procedure for accounting and auditing matters and violations of Company policy, and this policy is posted on the Company’s website at www.photronics.com.

This report is submitted by:

Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Mitchell G. Tyson

Fees Paid to the Registered Public Accounting Firm

For the fiscal years ended October 28, 2007 and November 2, 2008, the aggregate fees for professional services rendered by D&T were as follows:

	Fiscal 2007	Fiscal 2008
Audit Fees (a)	$1,245,027	$1,043,859
Audit-Related Fees (b)	61,000	48,295
Tax Fees (c)	96,162	59,800
All Other Fees	0	0

Total	$1,402,189	$1,151,954

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting and review of the Company’s quarterly financial statements or services normally provided by D&T.

(b)	Represents assurances and other activities not directly related to the audit of the Company’s financial statements.

(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

EXECUTIVE OFFICERS

The names of the executive officers of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Officer Since
Constantine S. Macricostas, 73	Interim Chief Executive Officer	2008

Soo Hong Jeong, 53	Chief Operating Officer, President,
	Asia Operations	2001

Peter S. Kirlin, 48	Senior Vice President, U.S. and
	Europe	2008

Christopher J. Progler, 45	Vice President, Chief Technology
	Officer	2004

Sean T. Smith, 48	Senior Vice President,
	Chief Financial Officer	2000

Constantine S. Macricostas has served as Interim Chief Executive Officer since July 20, 2008. From February 23, 2004 to June 7, 2005, he also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997.

Dr. Soo Hong Jeong was appointed Chief Operating Officer on June 21, 2006, and continues to serve as President of Asia Operations, a position he has served in since March 22, 2004. Prior to that, Dr. Jeong served as a Vice President of the Company and President and Chief Executive Officer of PK Ltd. (“PKL”), since August 2001.

Dr. Peter S. Kirlin joined Photronics in August 2008 as Senior Vice President, U.S. and Europe. Prior to joining Photronics, Dr. Kirlin was Executive Chairman at Akrion, Inc. from January 2007 to July 2008. Prior to that Dr. Kirlin was Vice President of Business Development at Entegris from May 2004 to September 2006. Prior to that Dr. Kirlin was Chairman and Chief Executive Officer of DuPont Photomask.

Dr. Christopher J. Progler became a Named Executive Officer on June 21, 2006. Dr. Progler has been employed by Photronics since 2001. Mr. Progler started with Photronics as Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. Dr. Progler is a Fellow and Board Member for SPIE- The International Society for Optical Engineering. He is Co-Chair for SPIE Advanced Lithography Symposium and Associate Editor for the SPIE Journal of Microlithography, Microfabrication and Microsystems.

Sean T. Smith was promoted to Senior Vice President on January 25, 2005, and continues to serve as Chief Financial Officer. In March 2002, Mr. Smith was elected Vice President and Chief Financial Officer. Prior to that date he had been Vice President-Controller. He joined Photronics in April 2000.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was established in 1992 and is comprised of two of the independent, non-employee members of the Board of Directors. Neither of these individuals was an officer or employee of the Company at any time during fiscal 2008 nor at any other time and neither of them have interlocking relationships as defined by the Securities and Exchange Commission. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of executive officers. The Compensation Committee approves, among other things, annual performance objectives for the executive officers as well as all participants in the Company’s Performance Incentive Plan. The Compensation Committee considers each executive officer’s performance and makes recommendations regarding his/her base salary, cash compensation and stock based awards to the full Board of Directors. The Compensation Committee periodically reviews its approach to executive compensation and makes changes as appropriate.

Philosophy

The Company’s philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company’s compensation practices should provide incentives and rewards for achieving or exceeding goals and for creating a return to the Company’s shareholders. Compensation levels are set to reflect the competitive market practices, the Company’s performance as well as individual performance. The Compensation Committee uses three components to achieve these goals: base salary, bonus and stock-based awards.

Elements of Compensation

In establishing compensation levels for the executive officers of the Company, identified in the Summary Compensation Table, the Compensation Committee considers compensation at companies in the electronics industries with similar levels of sales and capital. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that its expectation of performance of the Company and its executive officers should range in the median percentile of compensation of this comparison group; however the focus of the Compensation Committee is to compensate for performance and that may result in compensation above or below the median. The Compensation Committee believes that its three-part approach: salary, bonus and stock-based awards results in a compensation program which is aligned with the Company’s needs and results and balances both short and long-term goals. Actual base salary increases, bonus, and annual incentive compensation awards vary based on an individual’s experience, job responsibilities, performance and the Company’s financial results. The Compensation Committee does not use tally sheets in determining executive compensation.

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions and comparisons to other similarly situated companies. The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company. Stock options and restricted stock awards, which the Compensation Committee believes provide a strong link between executive compensation and shareholder return, are used to provide long-term incentives based on shareholder return.

Annual Incentives

On December 5, 2005, the Compensation Committee and the Board of Directors approved an annual cash bonus program which is designed to link incentive with performance which is referred to as the Performance Incentive Plan (“PIP”). The PIP program emphasizes a pay-for-performance orientation to motivate, attract, retain and reward positive behavior and results. The foundation of the plan is to drive financial and non-financial goal execution using a formal incentive plan as a vehicle to measure and calculate goal achievement. The PIP is a goal and target plan with predetermined goals linked to predetermined outcomes. The plan provides for performance incentives to two different populations of Company employees – LEADERSHIP and TEAM. The PIP is designed to align employees to the Company’s goal of becoming a profitable technology leader. Senior leadership identifies measurable goals which link the Company’s success directly with employee performance. The plan closely follows a balanced scorecard methodology. The balanced scorecard is set coincidental to the Company’s fiscal year. The PIP is awarded during the first quarter of the new fiscal year based on the Company’s previous fiscal years performance. Each year’s goals and objectives described in the Balanced Scorecard are distributed and communicated within the first quarter of each fiscal year. Awards are linked to achievement of specific levels of Company and individual performance goals and are scaled with respect to achievement. For example, greater than expected performance yields above target rewards, while performance below expectations yields below target rewards. Incentive calculation is determined by the achievement of Company performance, achievement of individual performance and the Company’s ability to pay. Company performance goals are determined by senior management and approved by the Compensation Committee and the Board of Directors. LEADERSHIP participants are assigned an individual incentive target expressed as a percentage of base pay. The plan pay out formula used as a guideline for LEADERSHIP employees is base salary x individual opportunity x (company weight score x company performance score + individual weight x individual performance score) + discretionary incentive = payout. Depending on their performance and that of the Company, participants may receive incentives above the target limit. The Board of Directors has discretion to increase the overall pay out up to 20% for exceeding performance goals. Bonuses for executive officers are given using the guidelines of the PIP; however, they are based one hundred percent (100%) on the Company’s performance score.

TEAM participants receive incentive based on their individual performance. The overall TEAM incentive pool is determined based on Company performance as expressed in the Balanced Scorecard fiscal year score. The TEAM incentive is first distributed to operating units and functions based on their performance and contribution to overall Company success. The TEAM incentive pool is then distributed to the individual team participants based on their individual performance.

The PIP target levels for Mr. Macricostas and Dr. Jeong are 100% and the target levels for Dr. Progler and Mr. Smith are 60%. These target levels are based on the job responsibilities of the executives. For fiscal 2008, as a result of the financial and operational performance of the Company, no PIP payout was made to any executive officer or to LEADERSHIP or TEAM Incentive employees.

Long Term Incentives

In March of 2006, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to evaluate the competitiveness of the Company’s current executive compensation and to assist the Compensation Committee in developing a long term incentive program for executives. Pearl Meyer reviewed the Company’s long term incentive grant practices and the retentive impact of outstanding awards. Pearl Meyer also developed an industry specific peer group for purposes of evaluating competitive practices, and summarized the competitive practices relative to the peer group. The peer group consisted of fifteen publicly traded companies within the semiconductor and semiconductor equipment industry with similar revenues and market capitalization as compared to Photronics. The peer group was composed of the following companies: Advanced Energy Industries, Inc., Asyst Technologies, Inc., ATMI, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Credence Systems Corp., Cymer, Inc., Enegris, Inc., FEI Co, Kulicke & Soffa Industries, Inc., MEMC Electronic Materials, Inc., Novellus Systems, Inc., Varian Semiconductor Equipment Associates, Inc., and Veeco Instruments, Inc. Pearl Meyer also provided the Company with key factors to consider in choosing a long term incentive instrument. As part of the study, Pearl Meyer assessed each element of Photronics executive compensation including base salary, target total cash compensation (base salary plus target incentive award opportunity), actual total cash compensation (base salary plus last bonus paid), long term incentives and actual total direct compensation.

The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company. Stock options and restricted stock awards, which the Compensation Committee believes provide a strong link between executive compensation and shareholder return, are sued to provide long-term incentives based on shareholder return.

In July of 2007, the Compensation Committee and Pearl Meyer discussed an update on long term equity compensation.

In March of 2007, the Company adopted a Long Term Equity Incentive Plan (“LTEIP”). The LTEIP permits the grant of stock options, restricted stock, stock appreciation rights, performance shares and performance units as well as restricted stock units and other equity-based awards. In December of 2007, the Board of Directors and the Compensation Committee agreed that the annual schedule for granting of equity awards under the LTEIP will be decided every December at the Company’s Board of Directors meeting. Grants to executive officers under the LTEIP are based on job responsibilities and potential for individual contribution. When considering grants, the Compensation Committee exercises judgment and discretion and also considers previous stock award grants in order to align generally with its overall compensation targets. The Company generally provides restricted stock awards and stock options to the executive officers pursuant to the terms of the LTEIP. The number of stock options granted is determined based upon the Black-Scholes Merton valuation model for a 10 year option on the grant date and the number of restricted shares awarded is determined based on the fair value of the Company’s common stock on the grant date.

Deferred Compensation

In May of 2007, the Company adopted a Nonqualified Supplemental Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is administered by a committee composed of members of the Company’s human resource, legal and tax departments. Members of the Company’s management, the Named Executives, employee and non-employee board members, as well as, other employees determined by the Company are allowed to participate in the Deferred Compensation Plan. Participants can defer a percentage of their salary and/or their PIP. Members of the Board of Directors can defer a percentage of their fees and annual retainers. The Deferred Compensation Plan does not provide for employer contributions. Distributions are made to participants upon termination in a lump sum unless installments are elected. Lump sum distributions are also made upon a change of control. Plan expenses are paid directly by the Company. Due to lack of participation in the plan, during fiscal 2008, the Company terminated the Deferred Compensation Plan.

Health and Welfare and Retirement Benefits

The Named Executives participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The Company does not have a pension plan or supplemental retirement plan. However, the Company does have a Profit Sharing and Saving Plan (the “Plan”). The Plan is a 401(k) compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the Trustee. An account in the trust fund is maintained by the trustees for each participant. All employees are eligible to participate in the Plan except for non-resident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%. In fiscal 2008, the Company provided a matching contribution based on the contributions that the employee made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their contribution to the Plan.

Dr. Jeong is entitled to a statutory severance payment under Korean law which will be calculated using a formula based on his current rank at the time of termination, salary and years of service with PK, Ltd. Dr. Jeong also has access to a Korean retirement account and pursuant to the terms of Dr. Jeong’s employment agreement, the Company makes a payment of U.S. $100,000 into this account every year.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers except for Mr. Macricostas. Each employment agreement sets forth the severance benefits in the event of a change in control or termination without cause. The employment agreements are described below under the caption Certain Agreements. The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption potential payments upon termination or change in control. The Compensation Committee believes that these agreements are a competitive requirement to attracting and retaining highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was necessary and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement. Mr. Macricostas does not have an employment agreement but does have a consulting agreement with the Company. However, the consulting agreement has been suspended for the period of time that Mr. Macricostas is an employee of the Company. Mr. Macricostas became an employee of the Company on November 10, 2008.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executives with the need to insure the deductibility of compensation – while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year. There is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Historically, the compensation paid to our executive officers has not exceeded this limit. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company intends to design its executive officer compensation policy to insure the deductibility of such compensation under Section 162(m) or if it is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.

2008 EXECUTIVE COMPENSATION

Base salaries for executive officers of the Company are established primarily upon an evaluation of the executive officer’s position in the Company, competitive market practices, individual performance, level of responsibility and technical expertise. The base salaries for the Named Executives are set forth in their respective employment agreements which are described below under the caption Certain Agreements. For executive officers other than the Chief Executive Officer, changes in base salary are proposed to the Compensation Committee by the Chief Executive Officer based on his evaluation of each individual’s performance for the year and expected future contributions as well as target pay position relative to the peer group and the Company’s overall salary budget guidelines. The Chief Executive Officer’s recommendations are reviewed and approved by the Compensation Committee. For fiscal 2008, there were no merit increases for the Named Executives. In January of 2008, the Named Executive Officers received restricted stock awards and in November of 2008, the Named Executives also received options. (The November grant was in the Company’s 2009 fiscal year).

2008 CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Macricostas became Interim Chief Executive Officer on July 20, 2008. Mr. Macricostas base compensation as Interim Chief Executive Officer is $600,000. The Compensation Committee based Mr. Macricostas 2008 base compensation on competitive chief executive officer salaries and individual performance. Mr. Macricostas received a grant of 300,000 options in November of 2008.

Mr. Luttati’s base compensation is set forth in his employment agreement, which is described below under the caption Certain Agreements. Mr. Luttati received a base salary of $513,000 for fiscal 2008. Mr. Luttati did not receive a pay increase for fiscal 2008. Mr. Luttati received a restricted stock award of 20,000 shares in fiscal 2008. Mr. Luttati resigned from the Company on July 20, 2008.

2008 COMPENSATION DECISIONS

The Compensation Committee awarded 20,000 shares of restricted stock to Mr. Luttati; 15,000 shares of restricted stock to Dr. Jeong; 12,500 shares of restricted stock to Mr. Smith; and 10,000 shares of restricted stock to Dr. Progler on January 21, 2008. Mr. Luttati’s recommendations were based on Pearl Meyer’s report on long term incentives referenced above, and on the criteria for awarding up to one hundred percent (100%) of Dr. Jeong’s, Mr. Smith’s and Dr. Progler’s salary but also factoring in performance, retention needs and expectations when determining the actual amount of the grant.

On November 10, 2008, the Compensation Committee awarded Mr. Constantine Macricostas 300,000 stock options; Dr. Jeong 100,000; Dr. Progler 50,000 and Mr. Smith 65,000 options. The awards were based on long term incentives, performance, retention needs and expectations.

In February 2009, the Company implemented a cost reduction initiative which included a ten percent (10%) compensation reduction for all employees and a freeze on merit increases.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Respectfully submitted,

Walter M. Fiederowicz, Chairman
Joseph A. Fiorita, Jr.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the fiscal year ended November 2, 2008 to each of the individuals who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer and (iii) the two other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the “Named Executives”).

SUMMARY COMPENSATION TABLE

								All
				Stock		Option		Other
Name and Principal		Salary		Awards		Awards		Compensation		Total
Position	Year	($)(1)		($)		($)		($)		($)
Constantine S. Macricostas	2008	322,500	(2)	53,678	(5)	5,653	(6)	2,849	(3)	384,680	(5) (6)
Interim Chief Executive Officer

Michael J. Luttati	2008	396,558	(4)	360,803	(5)	357,859	(6)	836,655	(7)	1,951,875	(5) (6)
Chief Executive Officer	2007	513,000		309,635		351,281		9,481		1,183,397

Sean T. Smith	2008	300,438		114,884	(5)	195,196	(6)	8,455	(8)	618,973	(5) (6)
Senior Vice President and
Chief Financial Officer	2007	300,438		84,773		191,608		11,297		588,116

Soo Hong Jeong	2008	386,640		98,998	(5)	198,587	(6)	137,709	(9)	821,934	(5) (6)
Chief Operating Officer,
President Asia Operations	2007	386,640		63,579		206,796		135,126		792,141

Christopher J. Progler	2008	243,000		87,589	(5)	173,508	(6)	17,186	(10)	521,283	(5) (6)
Vice President, Chief
Technology Officer	2007	243,000		63,579		170,318		16,993		493,890

(1)	The Named Executive Officers did not receive merit increases for fiscal 2008.

(2)	Indicates $250,000 that Mr. Macricostas received pursuant to his Consulting Agreement as well as a $25,000 retainer as Director, $25,000 retainer as Chairman of the Board and $22,500 for meeting fees. There were 9 meetings in fiscal 2008 for which Directors received compensation. Mr. Macricostas assumed the additional responsibility of Interim Chief Executive Officer on July 20, 2008 and became an employee of the Company on November 10, 2008.

(3)	Represents personal use of a Company car.

(4)	Mr. Luttati resigned from the Company on July 20, 2008.

(5)	Reflects the Company’s accounting expense for restricted stock awards for financial statement reporting purposes for the fiscal year ended November 2, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS123R”) excluding forfeitures and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2008 (see also Grant of Plan Based Awards). See Notes 1 and 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 2, 2008, for the assumptions made in determining such expense under FAS 123R. FAS 123R values, as of the grant date, for restricted stock awards are recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2008 were for awards made in prior years. There can be no assurance that the FAS 123R amounts will ever be realized.

(6)	Reflects the Company’s accounting expense for stock options for financial statement reporting purposes for the fiscal year ended November 2, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS123R”) excluding forfeitures and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2008 (see also Grant of Plan Based Awards). See Notes 1 and 11 to our consolidated financial statements contained in our

Annual Report on Form 10-K for the fiscal year ended November 2, 2008, for the assumptions made in determining such expense under FAS 123R. FAS 123R values as of the grant date for options are recognized over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2008 were for awards that were made in prior years. There can be no assurance that the FAS 123R amounts will ever be realized.

(7)	Mr. Luttati resigned from the Company on July 20, 2008. Pursuant to the terms of his separation agreement, Mr. Luttati will receive severance in the form of continuation of his current base salary for a period of eighteen (18) months. Represents $769,000 severance payments; $19,730 vacation pay; personal use of a Company car and matching contributions made by the Company pursuant to the Company’s 401(k) Savings and Profit Sharing Plan. The personal use of a Company car for Mr. Luttati for fiscal 2008 was $2,825 and the matching contribution pursuant to the Company 401(k) Savings and Profit Sharing Plan was $4,600. Also represents $500 paid by the Company for life insurance premiums and also pursuant to the terms of his separation agreement, Mr. Luttati received $40,000 for outplacement and relocation benefits.

(8)	Represents personal use of a Company car and matching contributions made by the Company pursuant to the Company’s 401(k) Savings and Profit Sharing Plan. The personal use of a Company car for Mr. Smith for fiscal 2008 was $3,355 and the matching contribution pursuant to the Company 401(k) Savings and Profit Sharing Plan was $4,600. Also represents $500 paid by the Company for life insurance premiums.

(9)	Represents $37,709 that Dr. Jeong received as tuition reimbursement for his children’s education and $100,000 per year paid by the Company to Dr. Jeong’s retirement fund.

(10)	Represents a car allowance and matching contributions made by the Company pursuant to the Company’s 401(k) Savings and Profit Sharing Plan. The car allowance for Dr. Progler for fiscal 2008 was $12,000 and the matching contribution pursuant to the Company 401(k) Savings and Profit Sharing Plan was $4,686. Also represents $500 paid by the Company for life insurance premiums.

GRANTS OF PLAN-BASED AWARDS

Equity-Based Awards were granted to the Named Executives in January 2008.

GRANTS OF PLAN-BASED AWARDS TABLE

		All Other Stock	Grant Date Fair
		Awards: Number of	Value of Stock and
Name	Grant Date	Shares of Stock	Option Awards
		#	$
Constantine S. Macricostas	12/18/2007	5,000	60,600
Soo Hong Jeong	1/21/2008	15,000	174,600
Michael J. Luttati	1/21/2008	20,000	232,800
Christopher J. Progler	1/21/2008	10,000	116,400
Sean T. Smith	1/21/2008	12,500	145,500

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
NOVEMBER 2, 2008

	Option Awards				Stock Awards

								Market
						No. of		Value
						Shares		of
						or		Shares
						Units		or
	No. of		No. of			of		Units of
	Securities		Securities			Stock		Stock
	Underlying		Underlying			That		That
	Unexercised		Unexercised	Option		Have		Have
	Options		Options	Exercise	Option	Not		Not
	(#)		(#)	Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)

Constantine Macricostas	5,000	(1)		22.13	5/30/2010
	68,000	(2)		16.13	12/04/2010
	60,000	(3)		26.95	12/03/2011
	20,000	(4)		15.90	7/10/2012
	5,000	(5)		19.58	2/17/2014
	25,000	(6)		14.56	1/17/2015
	3,750	(7)		16.65	2/14/2015	1,250	(8)	863

Michael J. Luttati	250,000	(9)		23.39	6/8/2015
	82,500	(10)	82,500	17.02	6/02/2016	56,250	(11)	38,813
						15,000	(12)	10,350

Sean T. Smith	10,000	(13)		22.13	5/30/2010
	12,500	(14)		26.95	12/3/2011
	25,000	(15)		15.90	7/10/2012
	10,450	(16)		12.93	12/9/2012
	75,000	(17)		14.56	1/17/2015
	45,000	(18)	45,000	17.02	6/02/2016	30,000	(19)	20,700
						12,500	(20)	8,625

Soo Hong Jeong	10,002	(21)		12.93	12/09/2012
	15,000	(22)		19.58	2/17/2014
	125,000	(23)		14.56	1/17/2015
	45,000	(24)	45,000	17.02	6/02/2016	22,500	(25)	15,525
						15,000	(26)	10,350

Christopher J. Progler	12,500	(27)		26.95	12/03/2011
	3,750	(28)		15.90	7/10/2012
	2,368	(29)		12.93	12/09/2012
	35,000	(30)		14.56	1/17/2015
	40,000	(31)	40,000	17.02	6/02/2016	22,500	(32)	15,525
						10,000	(33)	6,900

(1)	The options were granted on May 30, 2000 and are fully vested and exercisable.

(2)	The options were granted on December 4, 2000 and are fully vested and exercisable.

(3)	The options were granted on December 3, 2001 and are fully vested and exercisable.

(4)	The options were granted on July 10, 2002 and are fully vested and exercisable.

(5)	The options were granted February 17, 2004 and are fully vested and exercisable.

(6)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(7)	The options were granted on February 14, 2005 and are fully vested and exercisable.

(8)	Represents restricted stock awarded on December 18, 2007 and vest 25% over 1 year.

(9)	The options were granted on June 8, 2005 and are fully vested and exercisable.

(10)	These options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary date of grant.

(11)	Represents restricted stock awarded on June 2, 2006 and vest 12.5% over 8 years on the anniversary date of grant. .

(12)	Represents restricted stock awarded on January 21, 2008 and vest 25% over 4 years on the anniversary date of grant.

(13)	The options were granted on May 30, 2000 and are fully vested and exercisable.

(14)	The options were granted on December 3, 2001 and are fully vested and exercisable.

(15)	The options were granted on July 10, 2002 and are fully vested and exercisable.

(16)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(17)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(18)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary of the date of grant.

(19)	Represents restricted stock awarded on June 2, 2006 and vest 12.5% over 8 years on the anniversary date of grant.

(20)	Represents restricted stock awarded on January 21, 2008 and vest 25% over 4 years on the anniversary date of grant.

(21)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(22)	The options were granted on February 17, 2004 and vest 25% over 4 years on the anniversary date of grant.

(23)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(24)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary of the date of grant.

(25)	Represents restricted stock awarded on June 2, 2006 and vest 12.5% over 8 years on the anniversary date of the grant.

(26)	Represents restricted stock awarded on January 21, 2008 and vest 25% over 4 years on the anniversary date of the grant.

(27)	The options were granted on December 3, 2001 and are fully vested and exercisable.

(28)	The options were granted on July 10, 2002 and are fully vested and exercisable.

(29)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(30)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(31)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary date of grant.

(32)	Represent restricted stock awarded on June 2, 2006 and vest 12.5% over 8 years on the anniversary date of the grant.

(33)	Represents restricted stock awarded on January 21, 2008 and vest 25% over 4 years on the anniversary date of the grant.

	OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

	No. of		No. of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Constantine S. Macricostas	0	0	1,250(1)	13,475
			1,250(2)	11,400
			1,250(3)	10,238
			1,250(4)	4,000

Michael J. Luttati	0	0	10,000(5)	123,100
			9,375(6)	85,875

Sean T. Smith	0	0	5,000(7)	45,800

Soo Hong Jeong	0	0	3,750(8)	34,350

Christopher J. Progler	0	0	3,750(9)	34,350

(1)	Represents 1,250 shares of restricted stock vested on 10/31/07 at a fair market value of $10.78 per share.

(2)	Represents 1,250 shares of restricted stock vested on 3/18/08 at a fair market value of $9.12 per share.

(3)	Represents 1,250 shares of restricted stock vested on 6/18/08 at a fair market value of $8.19 per share.

(4)	Represents 1,250 shares of restricted stock vested on 9/18/08 at a fair market value of $3.20 per share.

(5)	Represents 10,000 shares of restricted stock vested on 1/3/08 at a fair market value of $12.31 per share.

(6)	Represents 9,375 shares of restricted stock vested on 6/2/08 at a fair market value of $9.16 per share.

(7)	Represents 5,000 shares of restricted stock vested on 6/2/08 at a fair market value of $9.16 per share.

(8)	Represents 3,750 shares of restricted stock vested on 6/2/08 at a fair market value of $9.16 per share.

(9)	Represents 1,250 shares of restricted stock vested on 6/2/08 at a fair market value of $9.16 per share.

PENSION BENEFITS

The Company does not have a Defined Pension Plan for which the Named Executives participate.

NONQUALIFIED DEFERRED COMPENSATION

The Company terminated its Non-Qualified Deferred Compensation Plan in Fiscal 2008. There was no compensation that was deferred in fiscal 2008.

EQUITY COMPENSATION PLAN INFORMATION

			No. of Shares
	No. of		remaining available
	Shares to be issued upon	Weighted-average	for future issuance
	exercise of outstanding	exercise price	under equity compensation plans
	options, warrants and	of outstanding options,	(excluding securities
Plan Category	rights	warrants, and rights	reflected in column (a))

Equity Compensation Plan	2,464,882	$17.61	1,452,152(1)
Approved by Shareholders

Equity Compensation	0	0	0
Plans Not Approved by
shareholders

Total	2,464,882	$17.61	1,452,152

(1)	Represents 1,354,349 shares of Photronics Common Stock issuable pursuant to future issuance under the Company’s 2007 Long Term Equity Incentive Plan (the “LTEIP”) and 97,803 shares available under the Company’s Employee Stock Purchase Plan. The LTEIP was approved by the Company’s shareholders at the March 30, 2007 Annual Meeting. 3,000,000 shares were approved under the LTEIP. No further grants can be made from any of the Company’s previous stock option plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Smith and Dr. Progler are subject to Employment Agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation by the Named Executive with good reason. Dr. Jeong is also subject to an employment agreement with the Company; however, Dr. Jeong’s agreement does not provide for severance in the event of a change in control. Dr. Jeong is entitled to a statutory severance payment under Korean law which will be calculated using a formula based on his current rank at the time of termination, salary and years of service with PK, Ltd. Dr. Jeong also has access to a Korean retirement account and the Company makes a payment of U.S. $100,000 into this account every year. The employment agreements are further described below under the caption Certain Agreements. Mr. Luttati resigned from the Company on July 20, 2008. Pursuant to the terms of his separation agreement, Mr. Luttati received severance in the form of continuation of his base salary for a period of eighteen (18) months. Mr. Luttati also received forty thousand dollars ($40,000) for outplacement and relocation benefits.

Mr. Macricostas does not have an employment agreement with the Company and therefore is not contractually entitled to severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation with good reason.

The table below was prepared as if the Named Executive’s employment was terminated as of October 31, 2008, the last business day of our 2008 fiscal year, and if applicable, a change of control occurred on the same date. The table also utilizes the closing share price of Photronics Common Stock as of October 31, 2008.

	Severance Payment	Benefit Plans	Restricted	Excise Tax	Total
Name	(1)	($)(2)	Stock (3)	Gross up	($)

Soo Hong Jeong (4)
Termination without cause	386,640	16,800	25,875	0	429,315

Sean T. Smith
Termination without cause or	300,438	16,800		0	317,238
resignation for good reason
Termination upon change of	450,657	16,800	29,325	0	496,782
control

	Severance Payment	Benefit Plans	Restricted	Excise Tax	Total
Name	(1)	($)(2)	Stock (3)	Gross up	($)

Christopher J. Progler
Termination without cause or	243,000	16,800		0	259,800
resignation for good reason
Termination upon change of	364,500	16,800	22,425	0	403,725
control

1.	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary and bonus information available for fiscal 2008 and no bonus was given to any of the Named Executives for fiscal 2008.

2.	Assumes a payment of $1,400 per month for COBRA premiums for 12 months.

3.	The value of restricted stock assumes all outstanding awards as of November 2, 2008 were immediately vested upon the change of control, regardless of whether termination of control, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested on November 2, 2008 multiplied by the applicable closing share price on that date. The table does not include the value of any stock options (for Dr. Jeong, Dr. Progler and Mr. Smith) as the options that would vest upon a change of control had exercise prices above the closing stock prices on November 2, 2008, and therefore no intrinsic value as of that date.

4.	The amounts set forth above do not include retirement benefits available to Dr. Jeong pursuant to a statutory plan provided pursuant to Korean law.

CERTAIN AGREEMENTS

Mr. Constantine Macricostas, Chairman of the Board of the Company and the Company entered into a 7 year consulting agreement dated July 11, 2005. The Company pays Mr. Macricostas $250,000 per year for his consulting services pursuant to this agreement. Pursuant to the consulting agreement, the Company also provides Mr. Macricostas with supplemental health insurance, provided the premiums do not exceed $10,000 per year and use of an automobile owned by the Company. In fiscal 2008, the Company paid Mr. Macricostas $250,000 pursuant to his consulting agreement. Mr. Macricostas also received the benefit of $2,849 for personal use of a Company car. During the term of the consulting agreement, Mr. Macricostas has agreed not to be employed by or otherwise engage in activities that compete with the Company’s business. Mr. Macricostas became an employee of the Company on November 10, 2008. As an employee of the Company, Mr. Macricostas receives a base salary of $600,000 for fiscal 2009. On November 10, 2008, the Compensation Committee also granted Mr. Macricostas 300,000 options. Mr. Macricostas Consulting Agreement is suspended for the period of time that Mr. Macricostas is an employee of the Company. The Consulting Agreement will be re-activated when Mr. Macricostas is no longer an employee of the Company and will be extended for the period of time that Mr. Macricostas was an employee of the Company and was serving as Interim-Chief Executive Officer.

On August 24, 2001, the Company and Dr. Jeong entered into a 5 year employment agreement (the “Employment Agreement”). The Employment Agreement was subsequently amended on March 18, 2004, November 28, 2005, June 9, 2006, December 29, 2006, October 28, 2007 and October 28, 2008. As amended on October 28, 2008, the Employment Agreement will expire on October 27, 2009. Pursuant to the terms of the June 9, 2006 amendment, Dr. Jeong’s annual salary was increased to US $321,840 per year. Dr. Jeong will also receive US $64,800 for US related responsibilities and a contribution to his Korean retirement fund of US $100,000 per year. Dr. Jeong is also eligible for a bonus of an amount equal to 100% of his annual salary subject to achieving certain business objectives. Dr. Jeong did not receive a bonus or salary increase for fiscal 2008. Dr. Jeong did receive a restricted stock award grant of 15,000 shares on January 21, 2008. The stock vests quarterly over four years. As is customary in Korea, Dr. Jeong is also provided with tuition reimbursement for his children’s education. In fiscal 2008, Dr. Jeong received $37,709 for tuition reimbursement. During the term of his Employment Agreement and for a period of 2 years thereafter, Dr. Jeong has agreed not to engage in any activity that competes with the Company or a subsidiary of the Company. In the event that Dr. Jeong is terminated without cause, he will be entitled to receive no less than 1 year of his salary. Additionally, in the event that Dr. Jeong either voluntarily or involuntarily leaves the Company, he will be entitled to a severance payment from PK, Ltd (“PKL”). The severance payment will be calculated using a formula based on his rank at PKL, salary and years of service with PKL.

Mr. Smith and the Company entered into a 3 year employment agreement dated February 20, 2003. The agreement as of February 2003 provided for a base salary of $210,000. The Compensation Committee or the Board of Directors will review Mr. Smith’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Mr. Smith’s current base salary is $300,438. Mr. Smith did not receive a merit increase for fiscal 2008 nor did he receive a bonus for fiscal 2008. However, Mr. Smith did receive a restricted stock award on January 21, 2008 of 12,500 shares. The stock vests quarterly over four years. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Smith is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Smith is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Smith resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Mr. Smith’s consent or any reduction in his salary, or health benefits without Mr. Smith’s consent), Mr. Smith will receive a cash payment equal to 12 months of his base salary (which is currently $300,438). Mr. Smith is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage is not permitted, then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The agreement also provides for a cash payment equal to 18 months of his current base salary in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Smith’s stock options or similar rights will become immediately vested. Mr. Smith is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage in not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The agreement also provides that the Company will pay Mr. Smith a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Smith has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Dr. Progler and the Company entered into a 3 year employment agreement dated September 10, 2007. The agreement provides for a base salary of $243,000 per year. The Compensation Committee or the Board of Directors will review Dr. Progler’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Dr. Progler did not receive a bonus for fiscal 2008 or a base increase in fiscal 2008. However, Dr. Progler did receive a restricted stock grant award of 10,000 shares. The stock vests quarterly over four years. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Progler resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Progler’s consent or any reduction in his salary, or health benefits without Dr. Progler’s consent), Dr. Progler will receive a cash payment equal to 12 months of his base salary (which is currently $243,000). Dr. Progler is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage in not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The agreement also provides a cash payment equal to 18 months of his base salary in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Progler’s stock options or similar rights will become immediately vested. Dr. Progler is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage is not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The agreement also provides that the Company will pay Dr. Progler a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Dr. Progler has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $25,000 in addition to a fee of $2,500 for each director’s meeting attended. For fiscal 2008, the Directors were granted a restricted stock award of 15,000 shares increased from 5,000 shares in fiscal 2007. The stock grants are generally made at the first Board meeting of the Company’s fiscal year. The restrictions on these shares lapse quarterly over the one-year service period.

On November 10, 2008, the non-employee Directors also received a stock option award of 25,000 shares. The options vest twenty five percent (25%) over a four year period commencing November 10, 2009. Mr. Fiederowicz and Mr. Fiorita also received an additional award of 50,000 options as members of the Executive Committee of the Company.

Directors who are also employees of the Company are not compensated for serving on the Board.

For fiscal 2008, the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $10,000. In fiscal 2008, the other member of the Audit Committee received an additional annual retainer of $10,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee receives an additional annual retainer of $25,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $5,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors will earn an additional $2,500 per diem fee for the time devoted to such matters.

In fiscal 2008, Mr. Macricostas also received $72,500 for services as Chairman of the Board ($25,000 retainer as a director, $25,000 retainer as Chairman of the Board and $22,500 for meeting fees. There were 9 meetings in fiscal 2008 for which Mr. Macricostas received compensation). Mr. Macricostas became an employee of the Company on November 10, 2008.

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)

Walter M. Fiederowicz	156,250(3)	53,678(4)	5,694(5)	215,622
Joseph A. Fiorita	111,250(6)	53,678(7)	5,653(8)	170,581
George Macricostas	47,500(9)	53,678(10)	5,660(11)	106,838
Willem D. Maris	47,500(12)	53,678(13)	5,634(14)	106,812
Mitchell G. Tyson	57,500(15)	53,678(16)	6,502(17)	117,680

(1)	Reflects the Company’s accounting expense for restricted stock awards for financial statement reporting purposes for the fiscal year ended November 2, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS123R”) excluding forfeitures and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2008 (see also Grant of Plan Based Awards). See Notes 1 and 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 2, 2008, for the assumptions made in determining such expense under FAS 123R. FAS 123R values, as of the grant date, for restricted stock awards are recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2008 were for awards made in prior years. There can be no assurance that the FAS 123R amounts will ever be realized. The grant date fair value of each equity award computed in accordance with FAS 123R is $12.12.

(2)	Reflects the Company’s accounting expense for stock options for financial statement reporting purposes for the fiscal year ended November 2, 2008 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS123R”) excluding forfeitures and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2008 (see also Grant of Plan Based Awards). See Notes 1 and 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 2, 2008, for the assumptions made in determining such expense under FAS 123R. FAS 123R values as of the grant date for options are recognized over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2008 were for awards that were made in prior years. There can be no assurance that the FAS 123R amounts will ever be realized. The grant date fair value of each equity award computed in accordance with FAS 123R is $1.86.

(3)	Represents $25,000 as an annual retainer, $25,000 as Chairman of the Compensation Committee; $10,000 as Vice Chairman of the Audit Committee: $22,500 for meeting fees ($2,500 per meeting – there were 9 meetings in fiscal 2008 for which Mr. Fiederowicz received compensation); and $73,750 for per diem consulting $11,250 per diem compensation as a member of the Audit Committee and $62,500 per diem compensation in connection with the development or consideration of strategic initiatives.

(4)	Represents 25% of the restricted stock award of 5,000 shares granted on October 31, 2006 vested quarterly over a one year period from the date of grant. Also represents 75% of the restricted stock award of 5,000 shares granted on December 18, 2007 vesting quarterly over a one year period from the date of grant.

(5)	Represents 1,250 shares from the February 14, 2005 option award of 5,000 shares that vested on February 14, 2008 at a grant price of $16.65 and 1,250 shares from the March 3, 2004 option award of 5,000 shares that vested on March 3, 2008 at a grant price of $17.09

(6)	Represents $25,000 as an annual retainer, $40,000 as Chairman of the Audit Committee and $5,000 as Vice Chairman of the Compensation Committee; $22,500 for meeting fees ($2,500 per meeting – there were 9 meetings in fiscal 2008 for which Mr. Fiorita received compensation) and $18,750 for per diem consulting $11,250 per diem compensation as a member of the Audit Committee and $7,500 per diem compensation in connection with the development or consideration of strategic initiatives.

(7)	Represents 25% of the restricted stock award of 5,000 shares granted on October 31, 2006 vested quarterly over a one year period from the date of grant. Also represents 75% of the restricted stock award of 5,000 shares granted on December 18, 2007 vesting quarterly over a one year period from the date of grant.

(8)	Represents 1,250 shares from the February 14, 2005 option award of 5,000 shares that vested on February 14, 2008 at a grant price of $16.65 and 1,250 shares from the February 14, 2004 option award of 5,000 shares that vested on February 17, 2008 at a grant price of $19.58

(9)	Represents $25,000 as an annual retainer and $22,500 for meeting fees ($2,500 per meeting – there were 9 meetings in fiscal 2008 for which Mr. Macricostas received compensation)

(10)	Represents 25% of the restricted stock award of 5,000 shares granted on October 31, 2006 vested quarterly over a one year period from the date of grant. Also represents 75% of the restricted stock award of 5,000 shares granted on December 18, 2007 vesting quarterly over a one year period from the date of grant.

(11)	Represents 1,250 shares from the February 14, 2005 option award of 5,000 shares that vested on February 14, 2008 at a grant price of $16.65 and 1,250 shares from the February 19,2004 option award of 5,000 shares that vested on February 19, 2008 at a grant price of $19.36

(12)	Represents $25,000 as an annual retainer and $22,500 for meeting fees ($2,500 per meeting – there were 9 meetings in fiscal 2008 for which Mr. Maris received compensation)

(13)	Represents 25% of the restricted stock award of 5,000 shares granted on October 31, 2006 vested quarterly over a one year period from the date of grant. Also represents 75% of the restricted stock award of 5,000 shares granted on December 18, 2007 vesting quarterly over a one year period from the date of grant.

(14)	Represents 1,250 shares from the February 14, 2005 option award of 5,000 shares that vested on February 14, 2008 at a grant price of $16.65 and 1,250 shares from the February 26, 2004 option award of 5,000 shares that vested on February 26, 2008 at a grant price of $17.81

(15)	Represents $25,000 as an annual retainer and $22,500 for meeting fees ($2,500 per meeting – there were 9 meetings in fiscal 2008 for which Mr. Tyson received compensation) and $10,000 as a member of the Audit Committee.

(16)	Represents 25% of the restricted stock award of 5,000 shares granted on October 31, 2006 vested quarterly over a one year period from the date of grant. Also represents 75% of the restricted stock award of 5,000 shares granted on December 18, 2007 vesting quarterly over a one year period from the date of grant.

(17)	Represents 1,250 shares from the February 14, 2005 option award of 5,000 shares that vested on February 14, 2008 at a grant price of $16.65 and 1,250 shares from the August 16, 2004 option award of 5,000 shares that vested on August 16, 2008 at a grant price of $13.19

(18)	The aggregate number of restricted stock awards held by non-employee Directors is 221,130. Mr. Fiederowicz holds 29,500; Mr. Fiorita holds 70,600; Mr. Macricostas holds 35,030; Mr. Maris holds 48,000; Mr. Tyson holds 38,000.

(19)	The aggregate number of options held by non-employee Directors is 193,750. Mr. Fiederowicz holds 45,000; Mr. Fiorita holds 45,000; Mr. Macricostas holds 33,750; Mr. Maris holds 45,000; Mr. Tyson holds 25,000.

     COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2008, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2008, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending November 1, 2009. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent auditors for Photronics and its subsidiaries for the fiscal year ending November 1, 2009.

Fees Paid to the Registered Public Accounting Firm

For the fiscal years ended October 28, 2007 and November 2, 2008 the aggregate fees for professional services rendered by D&T were as follows:

	Fiscal 2007	Fiscal 2008
Audit Fees (a)	$1,245,027	$1,043,859
Audit-Related Fees (b)	61,000	48,295
Tax Fees (c)	96,162	59,800
All Other Fees	0	0

Total	$1,402,189	$1,151,954

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting, review of the Company’s quarterly financial statements or services normally provided by D&T.

(b)	Represents assurances and other activities not directly related to the audit of the Company’s financial statements.

(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an operating policy with the purpose of ensuring that contracts with entities in which any director, officer or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee, the Chief Executive Officer and Chief Financial Officer of the Company and the Company will obtain independent assessment of the commercial reasonableness of the contract as considered necessary.

The Company believes that the terms of the transactions described below with affiliated persons were negotiated at arm’slength and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. (“RagingWire”), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the Chairman of the Board of Directors of RagingWire, and his son, George Macricostas is a director and Executive Vice Chairman of RagingWire. Since 2002, the Company has entered into additional contracts with RagingWire ranging from 12 months to 52 months to provide additional services. The decision to pursue an outsourced solution to satisfy the Company’s network and communications needs was made by management, and the Company obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2008 fiscal year, the Company incurred expenses of $3.3 million for services provided to the Company by RagingWire.

Dr. Soo Hong Jeong, Chief Operating Officer of the Company, who also serves as the Chairman, Chief Executive Officer and President of the Company’s majority held subsidiary in Korea, PK Ltd. (“PKL”) is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company. In fiscal 2008, the Company purchased $28.5 million of photomask blanks from S&S Tech of which $6.8 million was owed to S&S Tech as of November 2, 2008.

OTHER MATTERS

As of the date of this proxy statement the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors and ten percent shareholders were satisfied.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report filed with the SEC on Form 10-K for the year ended November 2, 2008, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, on written request directed to the Assistant Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000).

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2010 Annual Meeting of Shareholders must be received by the Company no later than October 30, 2009 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. In addition, for shareholder proposals to be presented at the 2010 Annual Meeting of Shareholders without inclusion in the Company’s proxy statement for that year, notice of such proposal must be received by the Company no later than January 14, 2010 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules). Proposals may be mailed to Photronics, Inc. to the attention of the Assistant Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

SOLICITATION OF PROXIES AND COSTS THEREOF

This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

February 26, 2009

PHOTRONICS, INC. ATTN: RICHELLE BURR 15 SECOR ROAD BROOKFIELD, CT 06804
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PHOTR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PHOTRONICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Vote On Directors

1.	To elect the following 6 persons as Directors:

	01)	Walter M. Fiederowicz
	02)	Joseph A. Fiorita, Jr.
	03)	Constantine S. Macricostas
	04)	George C. Macricostas
	05)	Willem D. Maris
	06)	Mitchell G. Tyson

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 1, 2009.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The shares represented by this proxy will be voted (or not voted) on Items 1 and 2 as directed by the shareholder, but if no direction is indicated, will be voted FOR each Item. The Board of Directors recommends a vote FOR each of the Items.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark, sign, date and return this proxy card using the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K are available at www.proxyvote.com.

PROXY

Photronics, Inc.

2009 Annual Meeting of Shareholders

April 3, 2009

The undersigned hereby appoints Sean T. Smith and Richelle Burr or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2009 Annual Meeting of Shareholders of Photronics, Inc. to be held at 9:00 a.m. Eastern Daylight Time on April 3, 2009 at the Company's headquarters located at Building 1, 15 Sector Road, Brookfield, CT 06804, and at any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Please date and sign proxy card on other side)